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               CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
HMN Financial, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-88228) on Form S-8 of HMN Financial, Inc. of our report dated June 15, 1999 and the use of such report in the annual report on Form 11-K of HMN Financial, Inc. Such report relates to the statements of net assets available for benefits of the Home Federal Savings Bank Employees' Savings and Profit Sharing Plan as of December 31, 1998 and 1997, the related statements of changes in net assets available for benefits for the years then ended and the related scheduled as of and for the year ended December 31, 1998.



                                   /s/ KPMG Peat Marwick LLP

June 28, 1999









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